                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

      Name:   PITCAIRN FUNDS

      Address of Principal Business Office (No.& Street, City, State, Zip Code):

           One Pitcairn Place, Suite 3000, 165 Township Line Road, Jenkintown, PA 19046

      Telephone Number (including area code):

           (800) 214-6744

      Name and address of agent for service of process:

           Alvin A. Clay III, One Pitcairn Place, Suite 3000, 165 Township Line Road, Jenkintown, PA 19046

      Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

         YES  |X|          NO  |_|

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Jenkintown, and the State of Pennsylvania on the 11th day of May, 2000.

                                            PITCAIRN FUNDS


                                            By:   /s/ Alvin A. Clay III
                                                  ---------------------
                                                  (signature)

                                            Name:  Alvin A. Clay III, Trustee
                                                  ---------------------------
                                                  (print name)
Attest:

         /s/ Lawrence R. Bardfeld
         ------------------------
         (signature)
By:      Lawrence R. Bardfeld
         ------------------------
Title:   Secretary